Exhibit 99.4

CALCULATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND

EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED SHARE DISTRIBUTIONS

(Unaudited)

The following table sets forth our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred share dividends for the periods indicated. The ratio of earnings to fixed charges was computed by dividing earnings by our fixed charges. The ratio of earnings to combined fixed charges and preferred share dividends was computed by dividing earnings by our combined fixed charges and preferred share dividends. For purposes of calculating these ratios, earnings consist of income from continuing operations plus fixed charges, less (income) loss from non-controlling interests and interest capitalized. Fixed charges consist of interest charges on all indebtedness, whether expensed or capitalized, the interest component of rental expense and the amortization of debt discounts and issue costs, whether expensed or capitalized. Preferred share dividends consist of dividends on our Series A and Series B preferred shares.

	(in thousands, except ratios)
	Fiscal Year Ended April 30,
	2015		2014		2013		2012		2011
Earnings
Income (loss) from continuing operations	$26,391		$10,187		$19,843		$8,925		$3,931
Add:
Combined fixed charges and preferred distributions (see below)	75,437		73,933		73,657		68,172		64,954
Amortization of capitalized interest	74		0		0		0		0
Less:
(Income) loss noncontrolling interests — consolidated real estate entities	(3,071)		(910)		(809)		(135)		180
Interest capitalized	(4,903)		(2,856)		(742)		(571)		(57)
Preferred distributions	(11,514)		(11,514)		(9,229)		(2,372)		(2,372)
Total earnings	$82,414		$68,840		$82,720		$74,019		$66,636

Fixed charges
Interest expensed	$59,020		59,563		63,686		65,229		62,525
Interest capitalized	4,903		2,856		742		571		57
Total fixed charges	$63,923		$62,419		$64,428		$65,800		$62,582
Preferred distributions	11,514		11,514		9,229		2,372		2,372
Total combined fixed charges and preferred distributions	$75,437		$73,933		$73,657		$68,172		$64,954

Ratio of earnings to fixed charges	1.29	x	1.10	x	1.28	x	1.12	x	1.06	x
Ratio of earnings to combined fixed charges and preferred distributions	1.09	x	(1)		1.12	x	1.09	x	1.03	x

(1)         Due to non-cash asset impairment charges of $7.7 million, earnings were inadequate to cover combined fixed charges and preferred distributions by $5.1 million. Excluding the asset impairment charge, the ratios of earnings to combined fixed charges and preferred distributions would have been 1.04 for the fiscal year ended April 30, 2014.